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                                                                     Exhibit 3.6

                           CERTIFICATE OF AMENDMENT
                                      OF
                     RESTATED CERTIFICATE OF INCORPORATION
                                      OF
                          EVOKE COMMUNICATIONS, INC.

     Evoke Communications, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), Does Hereby Certify:

     First:    The name of the corporation is Evoke Communications, Inc. (the
"Corporation" or the "Company").

     Second:   The date on which the Certificate of Incorporation of the
Corporation was originally filed with the Secretary of State of the State of Delaware was April 17, 1997.

     Third:    The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions amending its Certificate of Incorporation as follows:

     1. The first paragraph of Article IV of the Restated Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

         "Upon the effectiveness of this Certificate of Amendment, every three
     (3) outstanding shares of Common Stock of the Corporation shall be split and divided into two (2) shares of Common Stock and the par value of the Common Stock shall be proportionately adjusted $.0015 per share. No fractional shares shall be issued in connection therewith, and each stockholder otherwise entitled to receive a fractional share shall receive the next lower whole number of shares of Common Stock. This Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the corporation is authorized to issue is one hundred seventeen million six hundred sixty-six thousand six hundred sixty-six (117,666,666) shares, sixty-four million six hundred sixty-six thousand six hundred sixty-six (64,666,666) of which shall be Common Stock (the "Common Stock") and fifty-three million (53,000,000) shares of which shall be Preferred Stock (the "Preferred Stock"). The Preferred Stock shall have a par value of $.01 per share and the Common Stock shall have a par value of $.0015 per share. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized, within the limitations and restrictions stated in this Certificate of Incorporation, to fix or alter the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, the liquidation preferences of any wholly unissued series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or any of them, and to increase or decrease the

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     number of shares of any series subsequent to the issue of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series."

     2. Article IV.2.(c) of the Restated Certificate of Incorporation of the Corporation shall be amended and restated to read in its entirety as follows:

          "Class Vote Requirement. Except as otherwise provided herein, so long as at least (i) 10% of the shares of the Series B Preferred issued under the terms of the Series B Purchase Agreement, (ii) 10% of the shares of the Series C Preferred issued under the terms of the Series C Purchase Agreement, (iii) 10% of the shares of Series D Preferred issued under the terms of the Series D Purchase Agreement or (iv) 10% of the shares of Series E Preferred issued under the terms of the Series E Purchase Agreement remain outstanding, without the affirmative vote of the Required Holders, the Corporation will not (i) create, issue or authorize the issuance of any additional Series Preferred or create or authorize any new class or series of the Company's capital stock, (ii) amend the Corporation's Certificate of Incorporation or Bylaws, (iii) engage in any merger, consolidation, recapitalization, liquidation or sale of substantial assets or substantially all of the assets outside the ordinary course of business, (iv) engage in any acquisition of substantial assets outside the ordinary course of business or engage in any business other than the business of the Corporation, described in the Company's most recent annual business plan approved by the Board of Directors of the Corporation and activities incidental thereto, (v) increase the amount of Reserved Employee Stock in excess of 5,000,000 (subject to adjustment for stock splits, stock dividends and similar transactions), (vi) engage in any transaction with an affiliate of the Corporation that is not approved by a majority of the Corporation's disinterested directors, or (vii) increase the size of the Board of Directors in excess of eight (8) directors."

     In Witness Whereof, Evoke Communications, Inc. has caused this Certificate of Amendment to be signed by its duly authorized officer this _____ day of June, 2000.

                              Evoke Communications, Inc.



                              By:_______________________________________________
                                   Paul A. Berberian
                                   President and Chief Executive Officer